Contact:

Mark Land

Executive Director - Corporate Communications

(317) 610-2456

mark.d.land@cummins.com

For Immediate Release

October 30, 2009

Cummins reports improving sales and earnings despite continued widespread economic weakness

        -- Company increases 2009 sales and profit guidance; expects challenging environment in early 2010 –

COLUMBUS, IN -- Cummins Inc.  (NYSE: CMI) today reported third quarter sales of $2.53 billion and net income of $95 million, or $0.48 a share, down considerably from last year’s record third quarter results. However, the Company significantly improved its profitability and cash position from the second quarter despite the global recession that continues to affect demand in most markets.

Sales fell 31 percent and net income attributable to Cummins Inc. fell 59 percent compared to the same period last year. Third quarter Earnings Before Interest and Taxes (EBIT) of $155 million, or 6.1 percent of sales, decreased 59 percent from a year ago.

The third quarter results include $22 million of restructuring and other charges associated with the cost of job-reduction actions. Excluding the charges, EBIT was $177 million, or 7.0 percent of sales, and net income attributable to Cummins Inc. was $110 million, or $0.56 a share.

Compared to the second quarter, sales increased 4 percent on the strength of improving demand in China, India and Brazil and a short-term increase in on-highway engine and components sales in the United States. Those increases more than offset quarter-to-quarter sales declines in the Company’s Power Generation and Distribution businesses.

Despite the modest increase in sales, net income attributable to Cummins rose 70 percent, EBIT increased 42 percent and the Company improved its cash position by $152 million from the second quarter. The significantly improved profitability and cash position from the second quarter are largely the result of lower spending, better utilization of manufacturing capacity and reduced inventory.

“Given the continued weakness in many of our markets, the Company performed extremely well in the third quarter,” said Cummins Chairman and Chief Executive Officer Tim Solso. “The decisive actions we have taken over the past several months have allowed us to remain profitable, generate cash and invest in the Company’s future in the face of the worst recession in decades.”

Compared to the same period a year ago, sales fell by at least 25 percent in all four of the Company’s operating segments, with the largest declines coming in the Power Generation and Engine segments. Despite the continued weakness in demand, all four segments were profitable in the third quarter.

The recent economic improvement in China, India and Brazil benefitted Cummins during the quarter, due to the Company’s longstanding strong position in all three countries. In addition, the Company saw an increase in engine and components sales to the medium- and heavy-duty truck engines markets in the U.S. compared to the second quarter in advance of new emissions standards that take effect in January 2010. However, based on current orders and market intelligence, Cummins expects very low demand in these markets during the first half of 2010.

“While we saw improvement in some markets in the third quarter, we expect the economic climate to remain challenging until late 2010 – especially in the United States and Europe,” Solso said. “As we look ahead to the recovery, however, Cummins continues to be extremely well positioned to take advantage of a number of opportunities and market trends that offer the potential for significant long-term growth.”

The Company’s work to reduce costs and working capital, most notably inventory, has allowed it to significantly improve its cash position throughout 2009. Cummins also continues to invest in its most critical projects, especially those associated with the launch of new emission-compliant products in 2010 and with fuel economy improvements.

The Company remains on track to launch its new EPA-compliant products in North America in January 2010.  Cummins has tested its 2010 heavy-duty truck engines with approximately 50 major customers across all duty cycles and in a wide variety of weather conditions.  By the time production begins, Cummins' new heavy-duty and mid-range engines will have logged approximately 5 million test miles.

Recent field test results have exceeded the Company’s expectations and customer feedback on the new engines has been positive. Those tests indicate that heavy-duty truck engine customers can expect up a 5 percent improvement over Cummins' current industry-leading fuel economy, while mid-range engine customers can expect to see up to a 3 percent improvement.

At the end of the third quarter, the Company had $686 million in cash and cash equivalents on hand, compared to $534 million at the end of the second quarter and $426 million at the end of 2008.

“We remain very focused on our priorities of generating positive cash flow while at the same time investing in those projects that are critical to our success in 2010 and beyond,” said Tom Linebarger, President and Chief Operating Officer. “We will continue to manage the Company very conservatively over the next few quarters as we work to position ourselves to emerge from the recession an even stronger company.”

Based on the third quarter results and Company forecasts for the remainder of the year, Cummins today is raising its sales and profit guidance for 2009. The Company now expects 2009 sales to be slightly less than 30 percent lower than 2008 and anticipates EBIT of 6 percent of sales for the year, excluding the restructuring charges. Previously, the Company said it expected 2009 sales to be slightly more than 30 percent lower than last year and EBIT to be 5 percent of sales, excluding restructuring charges.

Third quarter details (all comparisons are to same period in 2008 unless otherwise noted)

Engine Segment

  Sales - $1.44 billion, down 37 percent

  Segment EBIT - $61 million (4.2 percent of sales), compared to $160 million (7.0 percent of sales)
  Revenues in heavy-duty truck down 22 percent; medium-duty truck and bus down 28 percent; light-duty/RV down 29 percent; industrial down 48 percent
  Compared to last year, sales declined sharply in nearly every geographic market due to the global recession, but the segment returned to profitability this quarter after reporting $4 million operating loss in second quarter.

Power Generation

  Sales - $549 million, down 38 percent

  Segment EBIT - $23 million (4.2 percent of sales), down 79 percent from $108 million (12.2 percent of sales)

  Commercial product sales down 43 percent; commercial projects down 38 percent; Consumer products down 35 percent; Alternators down 29 percent; Power Electronics down 6 percent

  Commercial markets most affected by economic slowdown in the United Kingdom, Middle East, North and Latin America; Consumer decline led by continued weakness in portable generator, marine and commercial mobile generator markets.

Components

  Sales - $591 million, down 26 percent

  Segment EBIT - $31 million (5.2 percent of sales), down 49 percent from $61 million (7.6 percent of sales)

  Turbocharger sales down 30 percent; Filtration down 31 percent; Emission Solutions down 7 percent; Fuel Systems down 30 percent

  Sales and profit decline driven primarily by large volume drop from OEM customers in North America and Europe. Segment sales and profitability increased significantly from second quarter 2009, as segment returned to profitability after reporting a $10 million operating loss in the previous quarter.

Distribution

  Sales - $422 million, down 27 percent

  Segment EBIT - $55 million (13.0 percent of sales), compared to $61 million (10.5 percent of sales)

  Sales were affected by decreased global demand and unfavorable foreign currency movements, which affected segment sales by 5 percentage points

  Improved Segment EBIT margin a result of lower discretionary spending and continued strength in joint venture earnings.

Joint Ventures

  Total income - $57 million, down 14 percent from $66 million during same period in 2008, but flat compared to second quarter 2009

  Distribution JV income of $32 million was flat compared to a year ago

  Engine JVs in China declined due to lower demand compared to year ago

Presentation of Non-GAAP Financial Information

EBIT and Net income and diluted earnings per share (EPS) attributable to Cummins Inc. excluding restructuring and other charges are non-GAAP measure used in this release.  Each is defined and reconciled to what management believes to be the most comparable GAAP measure in a schedule attached to this release. Cummins presents this information as it believes it is useful to understanding the Company's operating performance, and because EBIT is a measure used internally to assess the performance of the operating units.

Webcast information Cummins management will host a teleconference to discuss these results today at 10 a.m. EDT. This teleconference will be webcast and available on the Investor Relations section of the Cummins website at www.cummins.com. Participants wishing to view the visuals available with the audio are encouraged to sign-in a few minutes prior to the start of the teleconference.

About Cummins

Cummins Inc., a global power leader, is a corporation of complementary business units that design, manufacture, distribute and service engines and related technologies, including fuel systems, controls, air handling, filtration, emission solutions and electrical power generation systems. Headquartered in Columbus, Indiana, (USA) Cummins serves customers in approximately 190 countries and territories through a network of more than 500 company-owned and independent distributor locations and approximately 5,200 dealer locations. Cummins reported net income of $755 million on sales of $14.3 billion in 2008. Press releases can be found on the Web at www.cummins.com.

Forward-looking disclosure statement

Information provided in this release that is not purely historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the company’s expectations, hopes, beliefs and intentions on strategies regarding the future. It is important to note that the company’s actual future results could differ materially from those projected in such forward-looking statements because of a number of factors, including, but not limited to, general economic, business and financing conditions, labor relations, governmental action, competitor pricing activity, expense volatility and other risks detailed from time to time in Cummins Securities and Exchange Commission filings.